UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 28, 2006

SIMMONS FIRST NATIONAL CORPORATION
(Exact name of registrant as specified in its charter)

Arkansas	0-6253	71-0407808
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

501 Main Street, Pine Bluff, Arkansas		71601
(Address of principal executive offices)		(Zip Code)

(870) 541-1000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Principal Offices; Election of Directors; Appointment of Principal Officers

The Board of Directors of the Company has appointed David Bartlett as President and Chief Operating Officer, Marty Casteel, as Executive Vice President, and Robert A. Fehlman, as Executive Vice President and Chief Financial Officer of the Company, effective on March 1, 2006.

Mr. Bartlett, who is 54 years old, has served as Chairman and Chief Executive Officer of Simmons First Bank of Hot Springs (formerly known as Alliance Bank), a subsidiary of the Company, since the acquisition of that bank by the Company in March, 2004. Mr. Bartlett will continue to serve in this position. Previously, Mr. Bartlett had served as Chairman and Chief Executive Officer of Alliance Bank since its formation in 1997.

There are no arrangements or understandings between Mr. Bartlett and the Company and any person pursuant to which Mr. Bartlett has been selected as an officer. Mr. Bartlett is not related to any director or other executive officer of the Company or any subsidiary of the Company by blood, marriage or adoption. Mr. Bartlett has not been a party to any transaction with the Company in which the amount exceeds $60,000 and in which he had a direct or indirect material interest.

Mr. Bartlett does not have an employment contract with the Company or any of its subsidiaries. Mr. Bartlett does have an Executive Severance Agreement with the Company. The agreement, which is only effective for a period of up to two years after a change in control occurs, provides for severance benefits in an amount equal to twice his annual salary plus bonus but only if he separates from service under certain circumstances within the two year period.

Mr. Casteel, who is 54 years old, has served as Executive Vice President of Simmons First National Bank, a subsidiary of the Company, with responsibility over retail branching, wealth management, cash management and operation support since April, 2004. Mr. Casteel will continue to serve in this position. Previously, Mr. Casteel served as a senior vice president of Simmons First National Bank for consumer banking from 2001 to 2004 and executive vice president of Simmons First Mortgage Company, a subsidiary of the Company from 1990 to 2001.

There are no arrangements or understandings between Mr. Casteel and the Company and any person pursuant to which Mr. Casteel has been selected as an officer. Mr. Casteel is not related to any director or other executive officer of the Company or any subsidiary of the Company by blood, marriage or adoption. Mr. Casteel has not been a party to any transaction with the Company in which the amount exceeds $60,000 and in which he had a direct or indirect material interest.

Mr. Casteel does not have an employment contract with the Company or any of its subsidiaries. Mr. Casteel does have an Executive Severance Agreement with the Company. The agreement, which is only effective for a period of up to two years after a change in control occurs, provides for severance benefits in an amount equal to twice his annual salary plus bonus but only if he separates from service under certain circumstances within the two year period.

Mr. Fehlman, who is 41 years old, has served as Senior Vice President and Chief Financial Officer of the Company since March, 2004. Previously, Mr. Fehlman served as Controller of the Company from 1997 to 2004.

There are no arrangements or understandings between Mr. Fehlman and the Company and any person pursuant to which Mr. Fehlman has been selected as an officer. Mr. Fehlman is not related to any director or other executive officer of the Company or any subsidiary of the Company by blood, marriage or adoption. Mr. Fehlman has not been a party to any transaction with the Company in which the amount exceeds $60,000 and in which he had a direct or indirect material interest.

Mr. Fehlman does not have an employment contract with the Company or any of its subsidiaries. Mr. Fehlman does have an Executive Severance Agreement with the Company. The agreement, which is only effective for a period of up to two years after a change in control occurs, provides for severance benefits in an amount equal to twice his annual salary plus bonus but only if he separates from service under certain circumstances within the two year period.

A press release issued by Simmons First National Corporation is included as Exhibit 99.1 to this Form 8-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SIMMONS FIRST NATIONAL CORPORATION

Date: March 1, 2006	By:	/s/ Robert A. Fehlman
Robert A. Fehlman,
Executive Vice President and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit Number	Exhibit
10.1	Executive Severance Agreement - David Bartlett
10.2	Executive Severance Agreement - Marty Casteel
10.3	Amended and Restated Executive Severance Agreement - Robert A. Fehlman
99.1	Press release announcing promotions within Simmons First National Corporation